[DESCRIPTION] Plan of Reorganization

                      AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), made and entered into as of the 31st day of August, 1999, by and between NYB FOODS, INC., a Colorado corporation ("NYB"), WRAPSTERS, INC., a Colorado corporation ("Wrapsters") and NYB ACQUISITIONS CORP., a Colorado corporation ("Acquisitions").

                                   WITNESSETH:

WHEREAS Acquisitions will be a corporation duly organized and existing under the laws of the State of Colorado, to be incorporated October 8, 1999, and will be a wholly-owned subsidiary of Wrapsters, a corporation duly organized under the laws of the State of Colorado, having been incorporated on February 23, 1996 under the name of HAI Enterprises, Inc., and having changed its name to Wrapsters, Inc., on February 20, 1998, and NYB is a corporation organized and existing under the law of the State of Colorado, having been incorporated on April 21, 1995; and

WHEREAS, the respective Boards of Directors of NYB, Wrapsters and Acquisitions deem it to be advisable and in the best interests of NYB, Wrapsters and Acquisitions and their respective shareholders that NYB merge with and into Acquisitions pursuant to this Agreement and the applicable provisions of the law of the State of Colorado, such transaction being herein called the Merger; and

WHEREAS, the Boards of Directors of NYB, Wrapsters and Acquisitions, respectively, have or will have approved and adopted this Agreement as a plan of reorganization within the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code, as amended;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, warranties, provisions, and covenants herein contained, the parties hereto agree as follows:

                                 ARTICLE I
                                THE MERGER

1. DELIVERY AND FILING OF ARTICLES OF MERGER; EFFECTIVE TIME OF MERGER. Acquisitions and NYB will cause Articles of Merger to be signed and delivered to the Secretary of State of the State of Colorado, as provided in Section 7-111-105, Colorado Revised Statutes on or before the third day following the day on which the last of the shareholder approvals shall have been obtained, or such earlier or later date as may be mutually agreed to by NYB and Acquisitions. The time of the delivery to the Secretary of State referred to in the preceding sentence is herein referred to as the Time of Filing. The effective time of the Merger shall be the close of business on the day the Articles of Merger shall have been filed by the Secretary of State of the State of Colorado. At the effective time of the Merger, the separate existence of NYB shall cease and NYB shall be merged with and into Acquisitions. Acquisitions and NYB are hereinafter sometimes referred to as the Constituent Corporations and Acquisitions, the party to the Merger surviving the Merger is hereinafter sometimes referred to as the Surviving Corporation.

2. CERTIFICATE OF INCORPORATION, BYLAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION.

     (A) At the effective time of the Merger, the Certificate of Incorporation of Acquisitions shall become the Certificate of Incorporation of the Surviving Corporation. Subsequent to the effective time of the Merger, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law.

     (B) At the effective time of the Merger, the Bylaws of Acquisitions shall become the Bylaws of the Surviving Corporation. Subsequent to the effective time of the Merger, such Bylaws shall be the Bylaws of the Surviving Corporation until they shall thereafter be duly amended.

     (C) The names and addresses of the persons who shall constitute the Board of Directors of the Surviving Corporation at the effective time of the Merger are as follows:

     Robert Palmer       955 E. Javelina Ave., #106
                         Mesa, AZ 85204

     Gregory Dawson      955 E. Javelins Ave., #106
                         Mesa, AZ 85204

unless, prior to the effective time of the Merger, any one or more of the persons named above shall die or refuse or become unable to serve, in which event the remaining persons named above shall be the directors of the Surviving Corporation at the effective time of the Merger, and any vacancy occurring by reason of death, refusal or inability to serve shall be filled after the effective time of the Merger as provided in the Bylaws of the Surviving Corporation. The Directors of the Surviving Corporation shall hold office subject to the provisions of the law of the State of Colorado and of the Articles of Incorporation and Bylaws of the Surviving Corporation.

3. CONVERSION AND EXCHANGE OF STOCK. The manner of converting the shares of common stock, no par value per share, of Acquisitions ("Acquisitions Common Stock") issued and outstanding immediately prior to the effective time of the Merger into shares of common stock, no par value per share, of NYB ("NYB Common Stock") and the manner of converting the shares of NYB Common Stock issued and outstanding immediately prior to the effective time of the Merger into the shares of common stock, no par value per share, of Wrapsters, ("Wrapsters Common Stock"), shall be as follows:

     (A)  At the effective time of the Merger:

          (1) Each share of NYB Common Stock issued and outstanding immediately prior to the effective time of the Merger (a total of 4,900,000 shares of NYB Common Stock) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into approximately 1.53 fully paid and non-assessable shares of Wrapsters Common Stock (a total of 7,500,000 shares of Wrapsters Common Stock) and $500,000.00 as follows: (i) Robert Palmer shall receive 5,188,776 shares of Wrapsters Common Stock and $345,900.00; (ii)
L. Bennett Berg shall receive 1,244,490 shares of Wrapsters Common Stock and $81,600.00; (iii) Gary L. Palmer shall receive 765,306 shares of Wrapsters Common Stock and $51,000.00; (iv) Mary Jo DeVito shall receive 306,122 shares of Wrapsters Common Stock and $20,500.00; and (v) Hank Rabin shall receive 15,306 shares of Wrapsters Common Stock and $1,000.00. Each share of NYB
Common Stock held in the treasury of NYB immediately prior to the effective time of the Merger shall not be converted into Wrapsters Common Stock but shall automatically be canceled at the effective time of the Merger. The exchange ratio of approximately 1.53 shares of Wrapsters Common Stock for each share of NYB Common Stock outstanding immediately prior to the effective time of the Merger, as set forth in the first sentence of this Section 3(a)(1), shall be subject to adjustment as follows: In the event that, subsequent to the date of this Agreement but prior to the effective time of the Merger, the outstanding shares of Wrapsters Common Stock shall have been, without consideration, increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Wrapsters' capitalization, then an appropriate and proportionate adjustment shall be made in the manner and kind of shares or securities to be thereafter delivered to the holders of NYB
Common Stock pursuant to the Merger, it being understood that in no event shall other than Wrapsters Common Stock, as then constituted, be issued in exchange for NYB Common Stock pursuant to the Merger.

          (2) Each share of Acquisitions Common Stock issued and outstanding immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and non-assessable share of NYB Common Stock. Each share of Acquisitions Common Stock held in the treasury of Acquisitions immediately prior to the effective time of the Merger shall automatically be canceled.

     (B) After the effective time of the Merger:

          (1) Each holder of an outstanding certificate or certificates theretofore representing shares of NYB Common Stock (other than shares issued pursuant to Section 3(a)(2) of this Article I) shall be entitled, upon surrender of such certificate or certificates to Corporate Stock Transfer, or such other agent or agents as may be appointed by the Surviving Corporation (the "Transfer Agent"), to receive therefor a certificate or certificates representing the number of full shares of Wrapsters Common Stock into which the shares of NYB Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. On or before the fifth business day following the effective time of the Merger, the Transfer Agent will send a notice and a transmittal form to each holder of an outstanding certificate or certificates, which immediately prior to the effective time of the Merger represented shares of NYB Common Stock, advising such stockholders of the terms of the conversion effected by the Merger, and the procedure for surrendering to the Transfer Agent (which may involve the appointment of one or more forwarding agents for stockholders) such certificate or certificates for exchange into one or more certificates representing the number of full shares of Wrapsters Common Stock which such stockholder is entitled to receive pursuant to the terms of this Agreement. Until so surrendered, each such outstanding certificate which prior to the effective time of the Merger represented shares of NYB Common Stock shall be deemed for all corporate purposes (subject to the further provisions of this Section 3(b)(1) to evidence ownership of the number of shares of Wrapsters Common Stock into which such shares of NYB Common Stock shall have been so converted. After the effective time of the Merger there shall be no further registry of transfers on the records of NYB of shares of NYB Common Stock outstanding immediately prior to the effective time of the Merger, and, if certificates representing such shares are presented to the Surviving Corporation they shall be canceled and exchanged for certificates representing shares of Wrapsters Common Stock as herein provided. No dividends or distributions will be paid to persons entitled to receive certificates for shares of Wrapsters Common Stock pursuant to Section 3(a)(1) of this Article
I until such persons shall have surrendered their certificates which prior to the effective time of the Merger represented NYB Common Stock, provided, however, that when certificates which prior to the effective time of the Merger represented NYB Common Stock shall have been so surrendered, there shall be paid to the holders thereof; but without interest thereon, all dividends and other distributions payable subsequent to the effective time of the Merger on the shares of Wrapsters Common Stock into which such certificates shall have been so converted.

          (2) Each holder of an outstanding certificate or certificates theretofore representing shares of Acquisitions Common Stock shall be entitled, upon surrender of such certificate or certificates to NYB to receive therefor a certificate or certificates representing the number of full shares of NYB Common Stock into which the shares of Acquisitions Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. Until so surrendered, each such outstanding certificate which prior to the effective time of the Merger represented shares of Acquisitions Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of NYB Common Stock into which such shares of Acquisitions Common Stock shall have been so converted.

          (3) If any certificate for Wrapsters, Common Stock is to be issued in a name other than that in which the certificate for NYB Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Transfer Agent any transfer or other taxes required by reason of the issuance of such Wrapsters Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not applicable.

          (4) Neither certificates nor scrip for fractional shares of Wrapsters Common Stock will be issued.

4. CERTAIN INFORMATION WITH RESPECT TO CAPITAL STOCK OF NYB AND ACQUISITIONS. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of NYB and Acquisitions are as follows:

     (A) As of the date of this Agreement, the authorized capital stock of NYB consisted of 20,000,000 shares, no par value per share, of NYB Common Stock, of which 4,900,000 were issued and outstanding. No shares of such capital stock are held in the treasury of NYB. The number of outstanding shares of capital stock of NYB may not be changed prior to the effective time of the Merger. The holders of NYB Common Stock are entitled to vote as one class upon this Agreement.

     (B) As of the date of this Agreement, the authorized capital stock of Acquisitions consisted of 10,000,000 shares, no par value per share, of Acquisitions Common Stock, 100 shares of which were issued and outstanding. The holder of Acquisitions Common Stock is entitled to vote upon this Agreement.

5. EFFECT OF MERGER. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Acquisitions shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of NYB shall be merged into Acquisitions and Acquisitions shall, as the Surviving Corporation, be fully vested therewith. At the effective time of the Merger, the separate existence of NYB shall cease, and in accordance with the terms of this Agreement the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, as well of a public as of a private nature, and be subject to all the restrictions, disabilities, and duties, of each of the Constituent Corporations, and all and singular, the rights, powers, and franchises and all property, real, personal and mixed, and all debts due on whatever account, including stock subscriptions, and all other things in action and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers, and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of Colorado vested in either of said corporations, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth beresponsible and liable for all the liabilities and obligations of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of said Constituent Corporations may be prosecutedas if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger, and all debts, liabilities, and duties of each of said Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

                                ARTICLE II
                          REPRESENTATIONS OF NYB

1. AS TO NYB. NYB makes the following representations and warranties to Wrapsters, which representations and warranties are true and correct, based on all facts that NYB's officers' and directors' know or should know in the exercise of reasonable diligence:

     (A) GOOD STANDING. NYB Foods, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; and NYB has the power and authority to carry on its business as the same is presently conducted and to own and lease its properties where such properties are now owned and leased.

     (B) CAPITAL STRUCTURE. NYB has 20,000,000 shares of no par value voting common stock authorized,-of which 4,900,000 shares are issued and outstanding.

     (C) FINANCIAL STATEMENTS. Attached hereto as Exhibit "A" are the latest financial statements of NYB Foods, Inc. Said financial statements are true and accurate, to the best of NYB's knowledge and belief as of the date of said financial statements.

     (D) LITIGATION. To NYB's knowledge, there are no investigations, actions, suits, or proceedings pending or threatened against or affecting NYB in any court or before any governmental agency or instrumentality that would or could affect the validity or enforceability of this Agreement; nor to iVYB's knowledge is NYB now, and as of the date of closing, it will not be in default with respect to any order, writ, injunction, judgment or decree of any court or federal, state or municipal governmental department, commission, board, bureau or instrumentality that would or could affect the validity or enforceability of this Agreement.

     (E) COMPLIANCE WITH OTHER DOCUMENTS AND INSTRUMENTS. NYB warrants that it is in substantial compliance with the requirements and provisions of all instruments and documents to which it is a party or to which it may be subject.

     (F) TAXES. NYB warrants that it has filed or has made provisions for the filing of all federal and state tax returns which are required to be filed; has paid all taxes to be paid. As of the date hereof no tax liabilities have been assessed or proposed which remain unpaid.

     (G) CONTRACTS. All contracts or agreements, to which NYB is a party which materially affect the Business and/or operations of NYB, and NYB has in all respects substantially performed its obligations required of it to date under all such contracts and agreements.

     (H) COMPLIANCE WITH LAWS. NYB warrants that it has materially complied with all laws, regulations and orders of governmental authorities in the conduct of its business. NYB has not received any notice (which remains outstanding) which asserts noncompliance in any respect with applicable laws, rules and/or regulations of the United States of America or of any state, county, municipality or other political subdivision having jurisdiction over it, or any agency thereof. NYB warrants and represents that, to the best of its knowledge and belief, there are no circumstances relative to legal compliance, franchise compliance, lease compliance or other circumstances that would prohibit the continued operations of NYB's restaurants.

     (I) NO BREACH. The execution and delivery of this Agreement and the performance by NYB of its obligations hereunder will not result in any material breach or violation of or material default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rile, regulation, statute, order or decree of any kind to which NYB or any of its affiliates is a party or by which any of them or any of their property is or may be or become subject.

     (J) FULL AND FAIR DISCLOSURE. NYB hereby represents and warrants that, in connection with investigation and due diligence by Wrapsters, it has disclosed all material facts pertaining to NYB to Wrapsters and its agents, it has made no misstatements of material facts, and has not omitted to state any material facts required to make any other statement not misleading.

2. NYB'S COVENANTS. NYB hereby covenants that, prior to closing, it will not cause or permit any of the following without the written consent of Wrapsters:

     (A) CHANGE OF BUSINESS. Make any substantial alteration in its business or method of operation or take any action which will or may materially adversely affect the value of any of its assets. NYB shall maintain the original appearance of the Business until the date of closing.

     (B) INDEBTEDNESS. Incur any indebtedness other than in its name and in the ordinary course of business. Indebtedness for attorney fees and costs associated with this transaction shall be allowed without the prior written consent of Wrapsters and shall be paid at the time of closing.

     (C) CONTRACTS. Enter into any material contract or substantially amend or alter any existing contract.

     (D) TRANSFER OF PROPERTIES. Except in the ordinary course of business, sell or transfer any of the NYB's properties.

     (E) PAYMENT OF EXPENSES. Fail to pay any employee, suppliers, creditors, including its Lessor, and others doing business with NYB.

    (F) OPERATION. Subject to the foregoing and to the provisions for apportionment as herein provided, NYB shall operate the business in a normal and prudent manner and take no actions that shall alter the character of NYBs' Business.

                                  ARTICLE III
                          REPRESENTATIONS OF WRAPSTERS

1. AS TO WRAPSTERS. Wrapsters makes the following representations and warrantiesn to NYB, which representations and warranties are true and correct, based on all facts that Wrapsters' officers' and directors' know or should know in the exercise of reasonable diligence:

     (A) GOOD STANDING. Wrapsters is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; and Wrapsters has the power and authority to carry on its business as the same is presently conducted and to own and lease its properties where such properties are now owned and leased.

     (B) CAPITAL STRUCTURE. Wrapsters has 25,000,000 shares of no par value voting common stock authorized, of which 8,875,680 shares were issued and outstanding as of the date of this Agreement; and Wrapsters has 10,000,000 shares of no par value preferred stock authorized, of which 113,500 shares of Series B Preferred are issued and outstanding. In addition, Wrapsters has outstanding 45,750 warrants to purchase an equal number of shares of common stock, exercisable at $.10 per warrant, and options to purchase shares of Wrapsters' common stock at $1.00 share, issued to employees pursuant a 1996 compensation plan.

     (C) PUBLIC TRADING. Wrapsters is a publicly-held and publicly-traded corporation with approximately ten (10) securities broker-dealers currently acting as market makers in Wrapsters' publicly-traded common stock.

     (D) AUTHORIZATION. Wrapsters has full power and authority to enter into this Agreement and to perform same. This Agreement, upon execution and delivery, will constitute the binding and valid obligations of Wrapsters, enforceable according to its terms, subject only to requirements of Colorado statute, if any, for shareholder approval.

     (E) NO CONSENTS. Wrapsters need not obtain any consent, approval, authorization or any other action of any governmental authority, or of any third party in order to execute and perform this Agreement. Wrapsters shall provide the appropriate governmental entities with all required information to properly apprise such governmental authorities of the proposed transfer and the names of all proposed officers and directors of Wrapsters.

     (F) FINANCIAL STATEMENTS. Attached hereto as Exhibit "B" are the latest financial statements of Wrapsters. Said financial statements are true and accurate, to the best of Wrapsters' knowledge and belief as of the date of said financial statements. The financial statements, records and books of accounting of Wrapsters are auditable for purposes of registration of common stock with the Securities and Exchange Commission.

     (G) LITIGATION. To Wrapsters' knowledge, there are no investigations, actions, suits, or proceedings pending or threatened against or affecting Wrapsters in any court or before any governmental agency or instrumentality that would or could affect the validity or enforceability of this Agreement; nor to Wrapsters' knowledge is Wrapsters now, and as of the date of closing, it will not be in default with respect to any order, writ, injunction, judgment or decree of any court or federal, state or municipal governmental department, commission, board, bureau or instrumentality that would or could affect the validity or enforceability of this Agreement, other than the following:

          (1) An individual named Metz sued Wrapsters in Cincinnati, Ohio, alleging breach of contract and fraud and requesting up to $100,000 in damages;

          (2) Litigation concerning default of real estate leases at Ballston Mall, Maryland, Deerfield Beach, Florida, has been commenced seeking eviction of Wrapsters and possibly monetary damages; and the two Wrapsters locations in the Atlanta, Georgia, area will be closed in the near future, which may lead to litigation.

     (H) TAXES. Wrapsters warrants that it has filed or has made provisions for the filing of all federal and state tax returns which are required to be filed; has paid all taxes to be paid. As of the date hereof, no tax liabilities have been assessed or proposed which remain unpaid.

     (I) CONTRACTS. All contracts or agreements, to which Wrapsters is a party which materially affect the Business and/or operations of Wrapsters, are legal, valid and binding, and Wrapsters has in all respects substantially performed its obligations required of it to date under all such contracts and agreements.

     (J) COMPLIANCE WITH LAWS. Wrapsters warrants that it has materially complied with all laws, regulations and orders of governmental authorities in the conduct of its business. Wrapsters has not received any notice (which remains outstanding) which asserts noncompliance in any respect with applicable laws, rules and/or regulations of the United States of America or of any state, county municipality or other political subdivision having jurisdiction over it, or any agency thereof. W rapsters warrants and represents that, to the best of its knowledge and belief; there are no circumstances relative to legal compliance, franchise compliance, lease compliance or other circumstances that would prohibit the continued operations of Wrapsters' restaurants.

     (K) NO BREACH. The execution and delivery of this Agreement and the performance by Wrapsters of its obligations hereunder will not result in any material breach or violation of or material default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind to which Wrapsters or any of its affiliates is a party or by which any of them or any of their property is or may be or become subject.

     (L) FULL AND FAIR DISCLOSURE. Wrapsters hereby represents and warrants that, in connection with investigation and due diligence by NYB, it has disclosed all material facts pertaining to Wrapsters to NYB and its agents, it has made no misstatements of material facts, and have not omitted to state any material facts required to make any other statement not misleading.

2. REPRESENTATIONS AND WARRANTIES OF WRAPSTERS. Wrapsters represents and warrants as follows:

     (A) SHARES. The Wrapsters Shares to be issued pursuant to this Agreement will be validly issued, fully paid for and nonassessable.

     (B) LIENS. The Wrapsters Shares to be issued pursuant to this Agreement are not and shall not be or become subject to any lien, encumbrance, security interest or financing statement whatsoever.

     (C) CHANGE BUSINESS. Other than the imminent closing of the two remaining Wrapsters locations in the Atlanta, Georgia, area, Wrapsters will not make any substantial alteration in its business or method of operation or take any action which will or may materially adversely affect the value of any of its assets. Wrapsters shall maintain the original appearance of its business until the date of closing.

     (D) INDEBTEDNESS. Incur any indebtedness other than in its name and in the ordinary course of business. Indebtedness for attorney fees and costs associated with this transaction shall be allowed without the prior written consent of NYB and shall be paid at the time of closing.

     (E) CONTRACTS. Enter into any material contract or substantially amend or alter any existing contract.

     (F) TRANSFER OF PROPERTIES. Except in the ordinary course of business, or in connection with the settlement of its outstanding liabilities, Wrapsters will not sell or transfer any of its properties.

     (G) PAYMENT OF EXPENSES. Fail to pay any employee, suppliers, creditors, including its Lessor, and others doing business with Wrapsters.

     (H) OPERATION. Subject to the foregoing and to the provisions for apportionment as herein provided, Wrapsters shall operate the business in a normal and prudent manner and take no actions that shall adversely affect Wrapsters' Business.

                                 ARTICLE IV
                      REPRESENTATIONS OF ACQUISITIONS

1. AS TO ACQUISITIONS. Acquisitions makes the following representations and warranties, which representations and warranties are true and correct, based on all facts that Acquisitions' officers' and directors' know or should know in the exercise of reasonable diligence:

     (A) GOOD STANDING. Acquisitions is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; and Acquisitions has the power and authority to carry on its business as the same is presently conducted and to own and lease its properties where such properties are now owned and leased.

     (B) CAPITAL STRUCTURE. Acquisitions has 10,000,000 shares of no par value voting common stock authorized, 100 shares of which are issued and outstanding, being owned by Wrapsters.

     (C) AUTHORIZATION. Acquisitions has full power and authority to enter into this Agreement and to perform same. This Agreement, upon execution and delivery, will constitute the binding and valid obligations of Acquisitions, enforceable according to its terms, subject only to requirements of Colorado statute, if any, for shareholder approval.

     (D) NO CONSENTS. Acquisitions need not obtain any consent, approval, authorization or any other action of any governmental authority, or of any third party in order to execute and perform this Agreement. Acquisitions shall provide the appropriate governmental entities with all required information to properly apprise such governmental authorities of the proposed transfer and the names of all proposed officers and directors of Acquisitions.

     (E) FINANCIAL STATEMENTS. Acquisitions has no assets and has not provided financial statements herewith.

     (F) LITIGATION. There are no investigations, actions, suits, or proceedings pending or threatened against or affecting Acquisitions in any court or before any governmental agency or instrumentality that would or could affect the validity or enforceability of this Agreement; nor is Acquisitions now, and as of the date of closing, it will not be in default with respect to any order, writ, injunction, judgment or decree of any court or federal, state or municipal governmental department, commission, board, bureau or instrumentality that would or could affect the validity or enforceability of this Agreement.

     (G) TAXES. Acquisitions warrants that it has filed or has made provisions for the filing of all federal and state tax returns which are required to be filed; has paid all taxes to be paid. As of the date hereof no tax liabilities have been assessed or proposed which remain unpaid.

     (H) CONTRACTS. All contracts or agreements, to which Acquisitions is a party which materially affect the business and/or operations of Acquisitions, are legal, valid and binding, and Acquisitions has in all respects substantially performed its obligations required of it to date under all such contracts and agreements.

     (I) COMPLIANCE WITH LAWS. Acquisitions warrants that it has materially complied with all laws, regulations and orders of governmental authorities in the conduct of its business. Acquisitions has not received any notice (which remains outstanding) which asserts noncompliance in any respect with applicable laws, rules and/or regulations of the United States of America or of any state, county, municipality or other political subdivision having jurisdiction over it, or any agency thereof.

     (J) NO BREACH. The execution and delivery of this Ageement and the performance by Acquisitions of its obligations hereunder will not result in any material breach or violation of or material default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind to which Acquisitions or any of its affiliates is a party or by which any of them or any of their property is or may be or become subject.

                                  ARTICLE IV
                            AGREEMENTS OF PARTIES

1. WRAPSTERS' LIABILITIES. Attached hereto as "Exhibit C" is a true, accurate and complete list of Wrapsters' liabilities. Before the Merger described herein can be closed, Wrapsters shall have obtained the binding agreement of its creditors, including opposing parties in any pending or threatened litigation, in form agreeable to NYB, to settle and forgive any and all debt owed by Wrapsters, except for the following, which shall be retained as obligations of
Wrapsters: [Thomas Metzger of Wrapsters hand wrote the following: "shall use its best efforts too" to replace "shall have" in line 3, and "upon completion of the merger Wrapsters Inc. will assume all remaining debt and pending settlements as set forth herein."]

     (A) Wrapsters shall retain shareholder debt in an amount not to exceed $155,000.00;

     (B) Shall retain the "Turbo Chef Oven" and its lease, in the approximate amount of $11,000.00; and

     (C) Wrapsters shall retain all trade debt which is more than ninety (90) days old so long as an amount equal to one-half (1/2) the total of said trade debt liabilities is provided with which to offset settlements. [Thomas Metzger of Wrapsters crossed-out subsection (A), (B) and (C).]

2. SHARES TO BE ISSUED TO NYB SHAREHOLDERS. The issued and outstanding shares of NYB common stock shall be converted to 7,500,000 shares of Wrapsters' common stock pro-rata to the current shareholders of NYB in proportion to the number of NYB shares they currently own. Of these shares of Wrapsters common stock, 3,500,000 shall be newly-issued shares subject to the registration rights contained in paragraph 5.4 below, and 4,000,000 shall be restricted "Rule 144" stock Before Wrapsters issues these shares, Culp and Metzger agree to surrender 1,000,000 shares of Wrapsters common stock each to Wrapsters' treasury for re-issue to NYB's shareholders.

3. EMPLOYMENT OF ROBERT PALMER. Robert Palmer, currently acting as President of NYB, shall be employed for a period of three (3) years as Chief Executive Officer and Chairman of the Board of Directors of Wrapsters, as well as Chief Executive Officer of Acquisitions. Mr. Palmer shall receive a salary of $125,000.00 per annum for his employment by Wrapsters. In addition, Mr. Palmer shall be entitled to participate in stock option plans, pension and retirement plans, health and dental insurance, and any and all other benefits currently offered, or to be offered in the future by Wrapsters to its employees.

4. REGISTRATION RIGHTS.

     (A) Wrapsters agrees that, subject to the availability of audited financial statements which would comply with the requirements of Regulation S-X of the Securities Act of 1933, as amended (the "Act"), upon written request of the then holder(s) of any of the 3,500,000 Wrapsters Shares issued to NYB shareholders, or the 428,833 shares to be issued to Culp under section 4.9 below, which are subject to registration rights hereunder, Wrapsters will file, no more than once, a Registration Statement or an Offering Circular on Form SB under the Act, registering or qualifying, as the case may be, the Shares. Wrapsters will use its best efforts, through its officers, directors, auditors and counsel in all matters necessary or advisable to cause such Registration Statement or Offering Statement to become effective as promptly as practicable. Wrapsters agrees to use its best efforts to cause the above filing to become effective.

     (B) Any or all of the owner(s) of the Shares shall have the right to join with Wrapsters in any Registration Statement, other than an S-14, Form S-15, or Form S-8, or Regulation A filing, to the maximum extent permissible, filed by Wrapsters with the Securities and Exchange Commission. This right to join with Wrapsters in a Registration Statement or a Regulation A filing is applicable regardless of whether some of the owner(s) of the Shares shall have theretofore availed itself (themselves) of the rights provided above. At any time Wrapsters proposes to file with the Commission a Registration Statement or an Offering Circular for its securities, it, at least thirty (30) days prior to such filing, shall give written notice of such proposed filing to the owner(s) of the Shares at their address appearing on the records of Wrapsters and shall offer to include in such filing any proposed disposition of the Shares. Upon receipt by Wrapsters, not less than twenty (20) days prior to the proposed filing date, of a requestsetting forth the facts with respect to such proposed disposition, such Shares shall be included in the Registration Statement or the Regulation A filing, to the maximum extent permissible. Wrapsters shall supply said owners with copies of such Registration Statement or Offering Statement and of the Prospectus or the Offering Circular included therein in such quantities as may be reasonably necessary for the purpose of the proposed disposition.

     (C) Wrapsters shall bear the expenses of any registration or qualification under this section, including but not limited to legal, accounting and printing fees.

     (D) In addition to the rights above provided, Wrapsters will cooperate with the then Holder(s) of the Shares in preparing and in signing any Registration Statement or Offering Statement, in addition to the Registration Statement and the Offering Statement discussed above, required in order to sell or to transfer the Shares and will supply all information required therefor but such additional Registration Statement or Offering Statement shall be at the then Holder(s) cost and expense.

     (E) Wrapsters and the Holder(s) of the Shares will cooperate with each other in the preparation and the filing of any Registration Statement or Offering Statement and in any efforts to establish that any proposed disposition by such Holder(s) is exempt under the Act. The Holder(s) will indemnify and will hold Wrapsters and its officers, directors, and controlling persons harmless against all losses, damages, expenses and liabilities based upon or arising out of or in connection with any untrue statement of a material fact contained in any Registration Statement or Offering Statement of any applicable Prospectus, Offering Circular, amendment or supplement thereto, or arising out of or based upon or in connection with an omission to state a material fact required to be stated or necessary to make any statement therein not misleading, to the extent that such untrue statement or omission was made by Wrapsters or by its officers and directors in reliance upon information furnished by such Holder(s). Wrapsters will indemnify and will hold each such Holder and each such person, if any, who controls such Holder, harmless against all losses, damages, expenses or liabilities based upon or arising out of or in connection with any untrue statement of a material fact contained, on the effective date thereof, in any such Registration Statement or Offering Statement or any applicable Prospectus, Offering Circular, amendment or supplement thereto, or based upon or arising out of or in connection with the investigation of an omission to state a material fact required to be stated or necessary to make any statement therein not misleading, but only to the extent that such untrue statement or omission was not made by Wrapsters or by its officers or directors upon information furnished by the Holder. Prior to the effective date of any such Registration Statement or Offering Statement, Wrapsters and each Holder of Shares shall enter into reciprocal indemnification agreements as herein contemplated substantially in the form customarily used by reputable investment bankers.

     (F) Wrapsters' obligation under this section shall be conditioned as to each such public offering upon a timely receipt by Wrapsters in writing of:

          (1) Information as to the terms of such public offering furnished by or on behalf of each Holder intending to make a public distribution of his or its Shares; and

          (2) Such other information as Wrapsters may reasonably require from such Holder(s), or any underwriter for any of them, for inclusion in such Registration Statement or Offering Statement.

5. BOARD OF DIRECTORS. Wrapsters shall cause its articles of incorporation or bylaws, as appropriate, to be amended to provide for a board of directors of five (5) individuals. The board of directors immediately following the closing of the share exchange provided for herein shall consist of Robert Palmer, Clyde Culp III, two (2) members designated by Mr. Palmer, and one (1) member designated by Mr. Culp.

6. VOTING AGREEMENTS. Robert Palmer, Culp, Metzger, and Gallagher, hereby agree to enter into voting agreements, by the terms of which all voting common shares of Wrapsters will be voted for the slate of directors described in section 5.5 above. All previous voting agreements shall be rescinded and canceled. In addition, Metzger shall give Palmer an irrevocable proxy to vote Metzger's shares.

7. WORKING CAPITAL. Upon completion of the Merger contemplated herein, Wrapsters shall make a contribution to the working capital of Acquisitions in the amount of $200,000.00 from the proceeds of the private placement to be closed substantially simultaneously with the closing of this Agreement.

8. COMMITMENT FOR FURTHER CAPITALIZATION. Wrapsters shall obtain a commitment letter to raise an additional minimum amount of $1,000,000.00 for Wrapsters' working capital within six (6) months of completion of the Merger contemplated herein.

9. CONVERSION OF DEBT. Presently, Clyde Culp, III, is the holder of a promissory note in the principal amount of $428,883.00, and various other shareholders are holders of Wrapsters' debt in the amount of $433,000.00. Mr. Culp will convert his debt to 428,883 shares of common stock of Wrapsters with registration rights. $109,000 of the remaining debt shall likewise be converted to common stock at the rate of one (1) share of common stock for each dollar of debt.

10. CONVERSION OF SERIES B PREFERRED SHARES. Presently, 113,500 shares of Wrapsters' Series B Preferred Shares of stock is held by thirty-one (31) individuals. All Series B Preferred Shares shall be converted to common stock at the rate of three (3) shares of common stock for each one (1) outstanding share of Series B Preferred stock.

11. TERMINATION OF EMPLOYMENT AGREEMENTS. Heretofore, Messrs. Metzger, Culp and Gallagher have had employment agreements with Wrapsters. Said employment agreements shall be terminated and rescinded, and no further amounts shall be paid by Wrapsters thereon. In addition, Messrs. Metzger, Culp and Gallagher shall forgive any indebtedness from Wrapsters currently existing under such employment agreements.

12. FURTHER FRANCHISE ACQUISITIONS. Wrapsters shall not acquire, by cash payment, share exchange or merger, any franchise businesses, other than NYB, until such time as the Merger contemplated herein is consummated, and Robert Palmer has assumed the position of President of Wrapsters and has been able to review and approve the terms of the said acquisition. Specifically, Wrapsters will not close on the acquisition of the "1 Potato 2" franchise business until Mr. Palmer has reviewed and approved same. In addition, Metzger will agree to return 400,000 shares of Wrapsters common stock to Wrapsters for the purpose of consummating a purchase of "1 Potato 2" franchise company by Wrapsters, should this acquisition be consummated. [Thomas Metzger crossed-out this last sentence.]

13. USE OF PRIVATE PLACEMENT PROCEEDS. Wrapsters will disclose to NYB all terms and conditions, and produce for inspection all documents relating to the private placement to be closed substantially simultaneously with the closing of this Merger. Wrapsters will not disburse any of the funds it anticipates receiving from a private placement of common stock to be closed substantially simultaneously with the closing of this Merger, other than disbursement necessary to effect the Merger with NYB, and to contribute working capital to Acquisitions, pay past due promissory notes totaling $190,000.00 and accrued interest of $17,500.00, until such time as Robert Palmer has been able to review such disbursement, discuss same with the Board of Directors and approve of same.

14. FINANCIAL AFFAIRS AND ACCOUNTING. Upon closing this Agreement, all books of accounting and financial affairs shall be tendered to Robert Palmer, and all such accounting and financial operations of Wrapsters shall thereafter be conducted from the Mesa, Arizona, business offices of New York Burrito.

                               ARTICLE V
                               INDEMNITY

NYB, Wrapsters and Acquisitions shall each indemnify, save, and hold the other harmless from and against any and all damage, loss, cost or expense (including reasonable attorney's fees) arising from any breach of this Agreement caused by their own act or omission, including the breach of any representation, warranty or covenant set forth herein or the untruth or inaccuracy thereof. NYB, Wrapsters and Acquisitions each shall, at their own expense, defend the other from and against any claims resulting hereunder from their own act or omission with counsel reasonably satisfactory to the other; provided, however, that the defending party shall allow the non-defending party to participate in any such action to the extent such action such participation is reasonable and the defending party deems it appropriate; and, provided further, that the defending party shall not agree to settlement of any such action without the prior written consent of the non-defending party, which consent shall not be unreasonably withheld.

                                 ARTICLE VI
                                ARBITRATION

1. ARBITRATION. Any dispute which arises between the parties with respect to this Agreement or its enforcement or interpretation, or arising out of or relating to any alleged breach, default or misrepresentation in connection with any of the provisions under this Agreement, shall be resolved by submission to binding arbitration at the offices of the Judicial Arbitration & Mediation Services, Inc. ("JAMS/Endispute") or other similar arbitration offices located in Phoenix, Arizona. Such arbitration shall be conducted in accordance with the most recent version of the JAMS/Endispute Rules of Practice and Procedure for the Arbitration of Commercial disputes (the "JAMS/Endispute Rules") as of the date of this Agreement.

     (A) INITIATION. The aggrieved party shall initiate arbitration by sending written notice of its intention to arbitrate to the other party to this Agreement at their respective business addresses and to JAMS/Endispute main office or other similar arbitration offices in Phoenix, Arizona. Such notice shall contain a description of the dispute, the amount in controversy and the remedy sought. If and when any party to this Agreement shall make a demand for arbitration, the parties shall execute any and all documents and statements required by JAMS/Endispute or other similar arbitration offices for the arbitration or settlement of the dispute in accordance with JAMS/Endispute Rules. In no event shall any demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

     (B) ARBITRATORS. The parties may agree on an arbitrator from the JAMS/Endispute panel or other similar arbitration offices for any arbitration pursuant to this section 8. If the parties are unable to agree on an arbitrator, JAMS/Endispute or other similar arbitration offices shall provide a list of three prospective arbitrators and each party shall strike one in accordance with JAMS\Endispute or other similar arbitration Rules. The remaining arbitrator shall serve as the designated arbitrator during the arbitration proceedings conducted pursuant to the JAMS\Endispute or other similar arbitration rules. The final decision of the arbitrator shall be binding on the parties and shall not be subject to appellate review. In the event of any conflict between this section 8 and the JAMS\Endispute rules or other similar arbitration rules, this section shall control.

     (C) ARBITRATION RULES. With respect to the processing of controversies and claims submitted to binding arbitration at the offices of JAMS\Endispute or other similar arbitration offices, both parties hereto commit to proceed in accordance with the JAMS\Endispute or other similar arbitration rules in a good faith and expeditious manner so as to move towards resolution of such controversies and claims in a speedy, fair, and thorough fashion.

     (D) DECISIONS FINAL. The decision of the arbitrator or arbitrators shall be deemed final and binding upon the parties hereto, and may be entered and enforced in any court of competent jurisdiction. NYB and Wrapsters expressly agree that each shall have and retain the right to apply under all the applicable provisions of the Arizona Code of Civil Procedure or any other similar code or procedure to a court for such provisional remedy or remedies as may be necessary or appropriate under the circumstances.

                                ARTICLE VII
                                  CLOSING

1. TIME AND PLACE. The closing shall take place at the offices of NYB, 955 East Javelina Avenue, Suite 106, Mesa, Arizona 85204 at _____ m. o'clock, __________, 1999, or at such other time or such other place as the parties may mutually agree, for the final payment of the purchase price and conveyance of stock certificates.

2. CONDITIONS OF PARTIES' OBLIGATIONS. All obligations of NYB, Wrapsters, and Acquisitions under this Agreement are subject to the fulfillment prior to or at the closing of each of the following conditions, any one or more of which may be waived by mutual consent of the parties:

     (A) NYB, Wrapsters and Acquisitions shall have performed and complied with all agreements, conditions and representations herein required to be performed or complied with by them prior to or on the date of closing.

     (B) All agreements pertaining to the operation of the Business, if any, shall be approved for transfer.

3. EVENTS AT  CLOSING. At the closing, the following events shall occur:

     (A) Wrapsters shall present the signed settlement agreements for trade debts, accounts payable and other operational liabilities, including any pending or threatened litigation, except for those items listed in section 5.1 above, and the funds to settle trade debts referred to in section 5.1(C).

     (B) Culp will surrender 1,000,000 of his shares of Wrapsters common stock to Wrapsters, and Metzger will surrender 1,400,000 [this number was crossed out by Mr. Metzger and he hand-wrote "1,250,000"] of his shares of Wrapsters common stock to Wrapsters, 400,000 of which shares are to be returned to Metzger should the "1 Potato 2" acquisition not be consummated. [Thomas Metzger crossed out the last sentence from "400,000" to the end and hand-wrote the following: "the 250,000 shares will be designated to resolve liabilities as follows: Metz 125,000 shares, 75,000 shares to Ed Schwartz, 45,000 shares to d.k. Thom DiGiorgio, 5,000 shares to Steven DeVine".]

     (C) Culp, Metzger and Gallagher will deliver rescission agreements pertaining to their employment contracts with Wrapsters, and documents sufficient to cancel any and all outstanding debt they may have been owed pursuant to said employment agreements and any stock options granted them by Wrapsters.

     (D) Wrapsters shall present rescission agreements or surrender of any stock options previously issued to any of Wrapsters' current or former employees;

     (E) NYB shareholders shall present all outstanding share certificates;

     (F) Wrapsters shall tender to the shareholders of NYB the funds and share certificates representing the number of shares of Wrapsters' common stock listed hereinabove, validly issued;

     (G) Culp, Metzger and Gallagher will deliver rescission agreements pertaining to the Voting Agreements they previously signed, and the voting agreements referred to in section 5.6 above will be signed by Culp, Metzger, Gallagher and Palmer;

     (H) Proof that the articles of incorporation and/or bylaws of Wrapsters have been amended to provide for a five (5) member Board of Directors shall be presented by Wrapsters;

     (I) Proof that a new board of directors of Wrapsters has been elected or appointed, in accordance with the terms of section 5.5 above shall be presented by Wrapsters;

     (J) Wrapsters shall provide signed binding agreements from all Series B Preferred Stock shareholders including their agreement to surrender said Series B Preferred shares in exchange for the number of shares of Wrapsters common stock indicated in section 5.10 above;

     (K) Culp and the holder(s) of the $109,000 in Wrapsters investor notes identified in section 5.9 above, shall present said notes, or other evidence of indebtedness, for cancellation and be issued the Wrapsters shares indicated in said section 5.9;

     (L) Wrapsters, NYB and Acquisitions shall each present proof of authority to close this Agreement in the form of resolutions of the board of directors and/or shareholders, whichever is appropriate;

     (M) Wrapsters shall contribute $200,000.00 to the working capital of NYB;

     (N) Holders of the $190,000 in Wrapsters shareholder notes identified in section 5.1 above shall present said notes for cancellation and be paid $190,000 along with $17,500 accrued interest thereon;

     (O) Wrapsters will provide the letter of commitment for the financing referred to in section 5.8 above;

     (P) The books of accounting, corporate minute books and any other records of Wrapsters shall be delivered to Robert Palmer for the continuation of business;

     (Q) Wrapsters and NYB will deliver to the other a certificate, signed by each member of the Board of Directors and Chief Executive Officer, certifying that the representations and warranties made hereinabove are true and correct, and that each covenant contained herein has been performed; and

     (R) Each party shall deliver to the other such other documents, certificates and the like as are reasonably required to perfect the transaction contemplated hereby.

                                ARTICLE VIII
                                TERMINATION

1. DEFAULT AND TERMINATION. This Agreement may be terminated prior to or at closing in the event of default by either party, the remedies upon default are as set forth below, unless otherwise provided in this Agreement.

     (A) IF WRAPSTERS IS IN DEFAULT. NYB may elect to treat this Agreement as terminated, in which case all payments and things of value received hereunder shall be returned to NYB.

     (B) IF NYB IS IN DEFAULT. Wrapsters may elect to treat this Agreement as terminated, in which case all payments and things of value received hereunder shall be forfeited and retained on behalf of Wrapsters, and Wrapsters may recover such damages as may be proper.

     (C) Anything to the contrary herein notwithstanding, in the event of any litigation arising out of this Agreement, the court may award to the prevailing party all reasonable costs and expense, including attorney's fees.

                                 ARTICLE IX
                               MISCELLANEOUS

1. ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with the
Exhibits, if any, annexed hereto, sets forth and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of the parties hereto.

2. SEVERABILITY. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

3. GOVERNING LAW. This Agreement shall be deemed to have been entered and shall be construed and enforced in accordance with the laws of the State of Colorado.

4. PARAGRAPH HEADINGS. The paragraph headings are inserted only for convenient reference and do not define, limit or prescribe the scope of this Agreement or any Exhibit attached hereto.

5. TIME. Time is of the essence herein, and all payments and other conditions herein must be made at the time specified herein.

6. WAIVERS. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any rights hereunder, shall not be construed as a waiver or relinquishment of the fixture performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect.

7. NOTICE. Any notice or other communication required or permitted to be made or given to either party hereto shall be sufficiently made or given on the date of receipt if sent to such party by certified or registered first class mail, postage prepaid, addressed to the address as set forth next to the parties names below, or to such other address as either party shall designate by written notice, similarly given, to the other party.

8. SUCCESSOR AND ASSIGNS. Subject to the restrictions set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, who shall hold such interest subject to all the terms and conditions of this Agreement.

9. FINDER'S FEES. Wrapsters, NYB, and Acquisitions represent that there is no obligation to pay any commission, finder's fee, or similar charge in connection with the transactions provided for in this Agreement. Wrapsters, NYB, and Acquisitions shall indemnify and hold the other harmless from and against any and all loss, liability and damage, including expenses arising out of any claim for any such commission, fee, or charge, so far as any arises by reason of services alleged to have been rendered to, or at the instance of such party.

10. SURVIVAL OF REPRESENTATIONS. The representations, warranties and agreements of Wrapsters, NYB, and Acquisitions contained in this Agreement shall survive the execution hereof and shall be unaffected by any investigation made by any party at any time.

11. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

12. EXPENSES. Each party shall pay all of its own expenses in connection with the preparation and performance of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                              Thomas E. Metzger
                              WRAPSTERS, INC.
                              By:  Thomas Metzger
                              Title: President

                              Robert D. Palmer, Jr.
                              NYB FOODS, INC.
                              By: Robert Palmer
                              Title: President


                              Robert D. Palmer, Jr.
                              NYB ACQUISITIONS CORP.
                              By: Robert Palmer
                              Title: President


James E. Raftery, CPA, PC
946 S. Stapley Drive, Suite 103                             (480) 835-1040
Mesa, Arizona 85204                                      FAX(480) 835-8832

                  INDEPENDENT AUDITOR'S REPORT

To the Shareholders
NYB Foods, Inc.

I have audited the accompanying balance sheets of NYB Foods, Inc. as of March 31, 1999 and 1998, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these fnancial statements based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform :he audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and of the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial positiion of NYB Foods, Inc. as of March 31, 1999 and 1998, and the results of its operations for the years then ended in conformity with generally accepted accounting principles.

James E. Raftery
Mesa, Arizona
July 10, 1999



Member, American Institute of Certified Public Accountants and Arizona Society of Certified Public Accountants

                          NYB FOODS, INC.

                                             1999      1998
                             ASSETS
Current Assets
     Cash                                    $68,808   $24,191
     Accounts receivable, net of allowance
       of $20,000 for 1999                   64,054     35,630
     Inventory (Note A)                       1,857        -
     Prepaid expenses                       201,875    137,250
     Advances to related parties (Note B)   229,459    122,963
     Note receivable (Note C and K)          58,191        -
     Deferred tax benefit (Note A and G)        -       13,826
          Total Current Assets              624,244    333,860
Property and Equipment (Note A and D)       105,986      8,549
Other Assets
     Franchise documentation                 40,000     40,000
     Note receivable (Note C)                16 809        -
     Refundable deposits                      2,066      2,094
     Organizational costs, net of
       amortization                              50        100
                                             58,925     42,194
                                           $789,155   $384,603

                   LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
     Accounts payable and accrued expenses   28,762     1,214
     Commissions payable                     15,580    21,365
     Loan (Note B)                            2,762    10,751
     Note payable (Note F)                    5,501       -
     Deferred tax liability (Note A and G)    3,673       -
     Deferred revenue (Note A)              633,500   324,500
          Total Current Liabilities         689,778   357,830

Long Term Liabilities
     Note Payable (Note F)                    4,192       -
          Total Liabilities                 693,970   357,830

Equity
     Common stock, 20,000,000 shares of
       no par value authorized; 4,900,000
       shares issued and outstanding
       (Note H)                              81,631    81,631
Retained earnings                            13,554   (54.858)
                                             95,185    26,773
                                           $789,155  $384,603

The accompanying notes are an integral part of this financial statement.


                             NYB FOODS, INC.
               STATEMENT OF INCOME AND RETAINED EARNINGS
                        Years Ended March 31,
                                          1999      1998
Revenue                                   $769,936  $420,571

Operating Expenses                         760,621  458,417
     Net Income from Operations              9,315  (37,846)

other Income and (Expense)
     Miscellaneous Income (Note K)         100,599   11,219
     Miscellaneous Expense (Note K)        (35,031)     -
     Interest Income                        12,606    7,475
     Interest Expense                       (1,577)     -
                                            76,597   18,694

Net Income Before Taxes and
  Discontinued Operations                   85,912  (19,152)

Loss From Discontinued Operations
  (Note J)                                     -     (7,645)

Net Income (Loss) Before Taxes              85,912  (26,797)

Provision for Taxes
     Deferred tax benefit (expense)
       (Note A and G)                      (17,500)   6,455

Net Income (Loss)                           68,412  (20,342)

Accumulated Deficit, beginning of year     (54,858) (34,516)

Retained Earnings, end of year             $13,554 $(54,858)

The accompanying notes are an integral part this financial statement.


                           NYB FOODS, INC.
                       STATEMENT OF CASH FLOWS
                        Years Ended March 31,

                                           1999      1998

Cash Flow From Operating Activities
     Cash received from customers          $741,508  $413,846
     Cash paid to employees and suppliers  (496,404) (341,106)
     Miscellaneous income                    25,599    11,219
     Miscellaneous expense                  (35,031)      -
     Interest expense                        (1,577)      -

     Net Cash Provided (Used) By
       Operating Activities                 234,095    83,959

Cash Flow From Investing Activities
     Investments                            (93,887)  (34,367)
     Acquisition of equipment              (105,284)   (7,762)

     Net Cash Provided (Used) By
       Investing Activities                (199,171)  (42,129)

Cash Flow From Financing Activities
     Proceeds from notes payable              9,693   (19,000)

     Net Increase (Decrease) in Cash         44,617    22,830

Beginning cash balance                       24,191     1,361

Ending cash balance                         $68,808   $24,191

The accompanying notes are an integral part of this financial statement.



                                               1999      1998

Reconciliation Of Net Income (loss) To Cash
Provided (used) by Operating Activities
     Net (Loss)                                $68,412   $(20,342)
     Adjustments to reconcile net income to
      cash provided(used) by operating
      activities
          Depreciation                          7, 845      1,252
          Amortization                              50         50
          Loss from discontinued operations        -        7,645
          (Increase) decrease in operating
            assets
            Accounts receivable                (28,424)   (14,200)
               Interest receivable             (12,607)    (7,475)
               Inventory                        (1,857)       -
               Prepaid expenses                (64,625)   (60,750)
               Note receivable                 (75,000)       -
               Deferred tax benefit                -       (6,455)
               Refundable deposits                  28       (478)
          Increase (decrease) in operating
            liabilities
               Accounts payable                 12,901     20,375
               Deferred tax liability           17,499        -
               Accrued expenses                  8,862        -
               Deferred revenue                309,000    164,500
               Advance                          (7,989)      (163)

Net Cash Provided (Used) by Operating
  Activities                                  $234,095    $83,959

The accompanying notes are an integral part of this financial statement.


                            NYB FOODS, INC.
                   NOTES TO THE FINANCIAL STATEMENTS
                            March 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of NYB Foods, Inc. (NYB) is presented to assist in understanding the Corporation's financial statements. The financial statements and notes are the representation of the Corporation's management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

1. Nature of Business

NYB was incorporated in the state of Colorado on April 21, 1995 and maintains its principal place of business in Mesa, Arizona. The Corporation's principal business activity is that of a franchiser granting qualified persons franchises for the operation of quick serve restaurants that operate under the name New York Burrito Gourmet Wraps.

2. Deferred Revenue

Income from initial franchise fees is deferred and recognized when the franchisee commences operations. At March 31, 1999, fifty-five stores were sold but not opened, however six have begun operations in the subsequent fiscal year at which time the initial franchise fee will be recognized as revenue.

3. Properry and Equipment

Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes over a estimated useful life of five, seven. and thirty nine years. Depreciation expense for the years ended March 31, 1999 and 1998 was $7,845 and $1,252, respectively.

4. Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between basis of equipment for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable of deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for capital losses that are not available to offset future income taxes.

5. Cash and Cash Equivalents

For purposes of the statement of cash flows, the Corporation considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

6. Reclassifications

Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year financial statements.

                             NYB FOODS, INC.
                    NOTES TO THE FINANCIAL STATEMENTS
                             March 31, 1999.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONT:

7. Use ofEstimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reporting amounts and disclosures. Accordingly, actual results could differ from those estimates.

8. Inventories

Inventory consists of spices, sauces, and packaging supplies, valued at lower of cost or market, on a first in, first out basis.

NOTE B - ADVANCES TO RELATED PARTIES

An unsecured note receivable, bearing interest at 8% per annum from a majority shareholder:

                                   1999      1998
     Loan                          $206,854  $112,963
     Accrued interest                22,605    10,000

                                   $229,459  $122,963

Interest income related to this note for the years ended March 31, 1999 and 1998 was $12,606 and $7,475, respectively.

The Corporation uses a credit card that is issued to a shareholder. As of March 31, 1999 and 1998, the balance owing was $2,762 and $10,751, respectively.

NOTE C - NOTES RECEIVABLE

Note receivable (Note K), secured by all
contract rights, accounts receivable,
and title and interest in and to all New
York Burrito franchise restaurants within
the state of California. The note receivable
bears interest at 8% per annum and is payable
in fifteen equal installments of $5,678               $75,000

Less current portion                                   58,191

                                                      $16,809

                              NYB FOODS INC.
                    NOTES TO THE FINANCIAL STATEMENTS
                              March 31, 1999

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment are summarized by major classification as follows:

                                             1999      1998

     Equipment                               $45,930   $9,273
     Training Facility                        68,268      -
     Leasehold Improvement                     1,157      800
                                             115,355   10,073
     Less: Accumulated Depreciation           (9,369)  (1,524)

                                             $105,986  $8,549

NOTE E - LEASE OBLIGATIONS

The Corporation conducts its operations from facilities in both Colorado and Arizona under operating leases. Future minimum rental payments required for the operating leases are as follows:

                                             1999      1998
     Year Ended March 31.
          1999                               $-        $14,026
          2000                               $63,204   $14,480
          2001                               $63,204   $2,426
          2002                               $33,612   $-
          2003                               $27,694   $-
          2004                               $20,771   $ -

Rental expense for the years ended March 31, 1999 and 1998 was $15,600 and $16,099, respectively.

NOTE F- NOTE PAYABLE

Notes payable consisted of the following at March 31,:

                                                       1999      1998
Note payable in monthly installments of $470.08,     $9,693      $-
including interest at a rate of 18.50% per annum,
secured by vehicle
Less current maturities                               5,501       -
                                                     $4,192      $-



                             NYB FOODS, INC.
                    NOTES TO THE FINANCIAL STATEMENTS
                             March 31, 1999

NOTE G - INCOME TAXES

The Corporation has loss carryforwards totaling $68,482 which will be fully absorbed in the current year. The provisions for income taxes consist of the following components:

                                             1999           1998
     Deferred tax (benefit) expense          $17,500        $(6,455)

The deferred tax liability is associated with the use of accelerated depreciation methods for income tax purposes.

NOTE H - STOCKHOLDER'S EQUITY

On April 16, 1997, the number of authorized shares of common stock was increased from 5,000,000 to 20,000,000.

On May 17, 1997, 2,500,000 shares of outstanding common stock split at a rate of
1.356. In addition, 1,510,000 shares of common stock were issued.

NOTE I - CONTINGENCIES

Subsequent to March 31, 1998, the Corporation filed an arbitration action of $50,000 against Gourmet Wraps, LLC and Glen Grishkowsky for breach of a Development Agreement and damages resulting therefrom.: The arbitrator found in favor of NYB Foods, Inc., and awarded the Corporation $19,500.

NOTE J - DISCONTINUED OPERATIONS

In May 1997, the Corporation sold its investment in the franchise store located in Mesa, Arizona. The franchise was sold for $25,000. The Corporation recognized a loss of $7,645 and $65,225 at March 31, 1998.

NOTE K- MISCELLANEOUS ITEMS

Miscellaneous expense includes a settlement in October 1998 with a landlord in the amount of $30,000 for unsettled rent payments.

Miscellaneous income includes the sale of California royalty rights to a corporation for $100,000; $25,000 cash and a note for $75,000 (Note C).



                              Wrapsters, Inc.
                               Balance Sheet
                              January 3,1999

                                  Assets

Current assets:
     Cash                                              $26,046
     Accounts receivable                                 1,154
     Inventory                                           9,919
          Total current assets                          37,119

Property and equipment, net                            271,920

Other assets                                            33,390
                                                      $342,429

            Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
     Accounts payable and accrued expenses            $286,475
     Deferred franchise fees                            50,000
     Note payable                                       20,000
     Notes payable to affiliates                       521,876
          Total current liabilities                    878,351

Commitments and contingencies (see notes - and -)

Stockholders' equity (deficit):
     Series B redeemable convertible preferred stock;
     no par value, 113,500 shares authorized, issued
     and outstanding (liquidation preference of
     $1,135,000)                                       990,594
     Common stock; no par value, 25,000,000 shares
     authorized, 7,990,480 shares issued and
     outstanding                                        19,741
     Accumulated deficit                            (1,546,257)

          Total stockholders' equity (deficit)        (535,922)

                                                      $342,429

See accompanying notes to financial statements.

                           Wrapsters, Inc.
                       Statement of Operations
                  For the Year Ended January 3,1999

Revenue:
     Restaurant sales revenue                         $315,026
     Other income                                       27,472

          Total revenue                                342,498

Operating expenses:
     Food, beverages and paper                         124,944
     Payroll and benefits                              521,595
     Occupancy                                         161,979
     Other operating                                   571,406

     Total operating expenses                        1,379,924

Other expenses:
     Interest expense                                   37,783
     Loss on store closings                            207,473

          Total other expenses                         245,256

          Net loss                                 $(1,282,682)

Basic and diluted loss per common share


See accompanying notes to financial statements.



                             Wrapsters, Inc.
          Statement of Changes in Stockholders' Equity Deficit
                   For the Year Ended January 3, 1999

                  Members'  Preferred Stock Common Stock   Accumulated
                  Equity    Shares  Amount  Shares  Amount Deficit     Total
WRAPSTERS, L.C:

Balance, 12/31/97 $418,624  -        -        -      -    (263,575)   155,049
Capital
contributions       30,000  -        -        -      -      -          30,000
Net loss            -       -        -        -      -     (80,528)   (80,528)

Balance immediately
before merger      448,624  -        -        -      -    (344,103)   104,521

Wrapsters, Inc:

Convert members'
equity to note
payable           (428,883) -        -        -      -      -        (428,883)
Issue common
stock              (19,741) -        -  7,600,000 19,741    -         -
Existing HAI
shareholders        -       -        -    390,480   -       -         -
Issue Series B
preferred stock     -    113,500 990,594      -      -      -         990,594
Net loss post
merger              -       -        -        -      -   (1,202,154) (1,202,154)

Balance, January
3, 1999            $0    113,500 990,594 7,990,480 19,741 (1,546,257) (535,922)

See accompanying notes to financial statements.


                             Wrapsters, Inc.
                        Statement of Cash Flows
                   For the Year Ended January 3, 1999

Cash flows from operating activities:
     Net loss                                        $(1,282,682)
     Adjustments to reconcile net loss to net
       cash used by operating activities:
          Depreciation and amortization                   40,459
          Loss on store closings                         207,472
          Change in operating assets and liabilities:
               Accounts receivable                        (1,154)
               Other assets                              (20,300)
               Inventory                                  (4,961)
               Accounts payable and accrued expenses     206,892
               Deferred franchise fees                    50,000
          Other, net                                           2

Net cash used by operating activities                   (804,272)

Cash flows from investing activities:
     Proceeds from disposal of property and equipment     16,500
     Purchases of property and equipment                (353,386)

     Net cash used by investing activities              (336,886)

Cash flows from financing activities:
     Proceeds from notes payable to affiliates            92,993
     Proceeds from note payable                           10,000
     Capital contribution                                 30,000
     Issuance of Series B preferred stock                990,594

     Net cash provided by financing activities         1,123,587

          Net change in cash                             (17,571)
          Cash, beginning of year                         43,617

     Cash, end of year                                   $26,046

See accompanying notes to financial statements.


                            Wrapsters, Inc.
                       Statement of Cash Flows
                For the Year Ended December 31, 1998

Supplemental disclosures of cash flow information:

     Cash paid during the year for interest                $588

     Noncash investing and financing activities:
          Equity converted to debt                     $428,883
          Conversion of limited liability corporation
          interest into common stock                    $19,741





See accompanying notes to financial statement.



Wrapsters, Inc.
Summary of Open Liabilities
                                         Estimated
                                         Cash
                              Estimated  Requirements
Payee:        Description     Liability  For Closing  Status

Trade Accts   Per Attached
Payable. Est  Detail          28,056.18  20,987.48    100% Trade less
                                                      than < 90 days +
                                                      50% > 90 days
Wrapsters has closed all Its operations.
During its history, Wrapsters entered Into 8
Real Estate Leases.
1 Boca, FL                                    0.00    Subleased
2 Central Freeway, FL                         0.00    Settled/Released
3 Deerfield, FL                          10,000.00    Settlement Offer
                                                      Accepted
4 Arlington, VA (GreenBriar)             10,000.00    (Estimated) Verbal
                                                      Agreement to release
                                                      upon sublease
5 Atlanta, GA (Powers Fairy)             10,000.00    (Estimated Verbal
                                                      Agreement to release
                                                      upon sublease
6 Fairfax, VA (Ballston Mall)            10,000.00    Settlement Offer
                                                      Accepted
7 Marieta, GA (Abernathy)                     0.00    Verbal
                                                      Agreement to
                                                      release upon
                                                      sublease
8. Pro Players Stadium (2 sites)              0.00    Lease Term
                                                      Expired
Subtotal RE Leases          0.00         40,000.00

Equipment Leases (Payoff Amount):
American   Credit Card
General    Machines      2,600.00             0.00    settled with return
Finance                                               of equipment
Copelco
Capital,
Inc.      Micros Cash
          Registers     34,395.74        34,395.74    Paydown/Sell Equip
Less: est. cash sale value
of the registers                        (20,000.00)
Textron Financial Group
Turbo Chef Oven         11,973.00        11,973.00    Assumed by NYB
Less: est. cash sale value
of the Turbo Chef                        (7,500.00)
    Subtotal Equip
    Leases              48,968.74        18,868.74

Contractors
Design
Kontractors,
Inc.     Contractor
         for L/H        41,600.00        12,000.00    Offer Accepted
         Improvements
Bank Loan
1st of
America
Bank     Revolving Bank
         Loan           18,000.00        18,000.00    Pay-off at
                                                      closing

Pending Lawsuit
Metz
Suit     Open Lawsuit                     7,500.00    Settlement Offer
                                                      Accepted
Promissory Notes
1/31/99
Notes
Payable
Robert Lippincott          25,000          25,000     Payoff at closing
Robert Rynarzewski         20,000          20,000     Payoff at closing
Joseph Kostoff             10,000          10,000     Payoff at closing
Richard Wagner            100,000         100,000     Payoff at closing
Stanely Morton             25,000          25,000     Payoff at closing
William Bennett            10,000          10,000     Payoff at closing
Total 1/31/99 Notes       190,000         190,000
Plus: accrued-
interest to 9/15/99        11,875          11,875     past due interest

2/28/99 Notes Payable
Robert Rynarzewki          25,000         Due 2/28/01, interest semi-annual
Joseph Kostoff             15,000         Due 2/28/01, interest semi-annual
Richard Wagner             50,000         Due 2/28/01, interest semi-annual
Stanely Morton             25,000         Due 2/28/01, interest semi-annual
Total 2/28/99 Notes       115,000
Plus: accrued interest
to 6/30/99                  3,833.33        3,833.33   June Interest
                                                       payment in arrears

6/30/99 Notes Payable
Richard Wagner             40,000         Due 6/30/01, interest semi-annual

Stana Cruz Squeeze Corp   109,000               0      Converted to 109,000 shs
                                                       common stock
Clyde Clup, IIII          428,883               0      Converted to 428,883 shs
                                                       common stock
Total Estimated Cash Requirements
for Closing                                323,064.53

Wrapsters, Inc.
Open Payables Detall
As of September 14, 1999


Total Open Payables Per Detail                   172,986.26

Less Non-Trade Items Separately Listed in Attached Summary:

     Real Estate Payables:
     Forest City Management                      (16,394.64)
     IRT Property Co.                             (2,221.01)
     National City                                (9,365.32)
     Regency Realty Corp Deerfield, FL            (8,672.01)

     Equipmant Leases:
     Copelco Capital. Inc. (registers)           (35,234.10)
     Textron Financial Corp. (Turbo Chef)        (11,443.00)

     Note Payable to Southtrust Bank             (20,000.00)

     Payable to Design Kontractor                (41,600.00)

     Net Vendor Trade Payables per Detail         28,056.18

     Aging of Trade Debt:
     Vendor Trade payables aged less
     than 90 days                                 11,470.73
     Vendor Trade payables aged greater
     than 90 days                                 16,585.45
                                                  28,056.18

     Plus Additional Trade Liabilities not in Detail:
     Joe Fazzone - Reimbursable Travel Expenses      474.00
     Law Office of Michael Tauger                    750.00

                       ARTICLES OF MERGER

WHEREAS, Wrapsters, Inc., a Colorado corporation (hereinafter "Wrapsters") NYB Foods, Inc., a Colorado corporation (hereinafter "NYB"), and NYB Acquisitions Corp., a Colorado corporation (hereinafter "Acquisitions"), have entered into an Agreement and Plan of Reorganization; and

WHEREAS, the boards of directors of Wrapsters, NYB and Acquisitions have approved said Agreement and Plan of Reorganization, and NYB and Acquisitions have submitted same to their respective shareholders for approval; and

WHEREAS, the shareholders of both NYB and Acquisitions have approved the said Agreement and Plan of Reorganization by at least a majority of each class of the outstanding voting shares of stock authorized to vote thereon;

NOW, THEREFORE, these Articles of Merger are hereby presented to and filed with the Secretary of State for the State of Colorado, as follows:

                              ARTICLE I
                           PLAN OF MERGER

A. The Agreement and Plan of Reorganization between Wrapsters, NYB and Acquisitions was signed August 31, 1999, and contemplated a tax-free merger of NYB with and into Acquisitions in a reorganization pursuant to Internal Revenue Code Section 368(a)(1)(A).

B. THE MERGER. On October 8, 1999, NYB was merged with and into Acquisitions (the "Merger") in accordance with the applicable provisions of the Colorado Revised Statutes,and the separate corporate existence of NYB thereupon ceased. Acquisitions is the surviving corporation in the Merger (as such, the "Surviving Corporation").

C. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION.

     (1) The certificate of incorporation of Acquisitions will be the certificate of incorporation of the Surviving Company from and after October 8, 1999, until amended in accordance with its terms and Colorado Revised Statutes.

     (2) The By-Laws of Acquisitions will be the By-Laws of the Surviving Corporation from and after the Effective Time until amended in accordance with the terms of Colorado Revised Statutes. There were no changes or amendments made to said by-laws.

D. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.

     (1) The members of the Board of Directors of the Surviving Corporation shall be Robert Palmer and Gregory Dawson. All of the members of the Board or Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

     (2) The officers of the Surviving Corporation shall be Robert Palmer, President, and Gregory Dawson, Secretary. Such persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

E. CONVERSION OF SECURITIES.

     (1) On October 8, 1999, the 8,875,680 shares of Common Stock, no par value, of Wrapsters issued and outstanding immediately prior thereto, by virtue of the Merger and without any action on the part of Wrapsters or the holders thereof; remained an issued and outstanding share of Common Stock of Wrapsters thereafter, except for 2,000,000 shares of common stock which were surrendered and tendered back to Wrapsters, to become treasury stock. In addition, 428,883 shares of common stock were issued to a shareholder in exchange for cancellation of a promissory note in the principal amount of $428,883; 109,000 shares of common stock were issued to another shareholder in exchange for cancellation of a promissory note in the principal amount of $109,000; and 340,500 shares of common stock were issued to shareholders in a conversion of all 113,500 outstanding shares of Series B Preferred Stock of Wrapsters.

     (2) On October 8, 1999, the 4,900,000 shares of Common Stock, no par value, of NYB issued and outstanding immediately prior thereto, by virtue of the Merger and without any action on the part of NYB or the holder thereof, was converted into 7,500,000 shares of common stock, no par value per share, of the Surviving Corporation, and the sum of $500,000.

     (3) On October 8, 1999, the 100 shares of Common Stock, no par value, of Acquisitions issued and outstanding immediately prior thereto, by virtue of the Merger and without any action on the part of Acquisitions of the holder thereof, remained an issued and outstanding share of Common Stock of the Surviving Corporation.

                           ARTICLE II
                      SHAREHOLDER APPROVAL

A. The Board of Directors of Acquisitions approved the Merger and submitted it to a vote of the holders of Acquisitions' voting common stock on October 8, 1999. On that date, 100 shares of Acquisitions' no par value common stock were issued and outstanding, and the holders of Acquisitions' common stock approved the Merger by a vote of 100 shares for, 0 against. No other shares were issued or authorized to vote thereon.

B. The Board of Directors of NYB approved the Merger and submitted it to a vote of the holders of NYB's voting common stock on October 8, 1999. On that date, 4,900,000 shares of NYB's no par value common stock were issued and outstanding, and the holders of NYB's common stock approved the Merger by a vote of 4,900,000 shares for, 0 against. No other shares were issued or authorized to vote thereon.

                          ARTICLE III
                         MISCELLANEOUS

A. COPY OF PLAN. An executed Agreement and Plan of Reorganization is on file at the principal place of business of Acquisitions, the Surviving Corporation, which is located at 955 East Javelina Avenue, Suite 106, Mesa, Arizona 85204. A copy of this Agreement and Plan of Reorganization will be furnished by Acquisitions free of charge on written request to any shareholder of Acquisitions or NYB.

B. AUTHORITY. The Agreement and Plan of Reorganization described herein, and the performance of its terms were duly authorized by all actions required by the laws of the states under which each constituent corporation was incorporated or organized and by their respective constituent documents.

WHEREAS, the undersigned, being the officers and directors of Wrapsters, Inc., hereby certify to the foregoing.

Robert D. Palmer, Jr.                        Gregory Dawson
Robert Palmer, President                     Gregory Dawson, Secretary

WHEREAS, the undersigned, being the officers and directors of NYB Foods, Inc., hereby certify to the foregoing.

Robert D. Palmer, Jr.                        Gregory Dawson
Robert Palmer, President                     Gregory Dawson, Secretary

WHEREAS, the undersigned, being the officers and directors of NYB Acquisitions, Inc., hereby certify to the foregoing.

Robert D. Palmer, Jr.                        Gregory Dawson
Robert Palmer, President                     Gregory Dawson, Secretary